Delek US Holdings Reports Third Quarter Results

Company Announces Quarterly Dividend of $0.15 per share

BRENTWOOD, Tenn., November 6, 2013 (BUSINESS WIRE) - Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, logistics and retail industries, today announced financial results for the third quarter 2013.

For the three months ended September 30, 2013, Delek US reported a net loss of $(1.7) million, or $(0.03) per basic share, versus net income of $94.5 million, or $1.57 per diluted share in the third quarter 2012.

Lower earnings were primarily due to the refining segment, as a combination of factors in the third quarter 2013 created less favorable market conditions compared to the prior-year-period. A decline in the 5-3-2 Gulf Coast crack spread, an increase in crude oil prices and backwardation of the crude oil futures market all contributed to a decline in refining margins on a year-over-year basis. In addition, market dynamics were negatively affected by RINs in July and August, reducing gasoline netbacks in areas served by the El Dorado refinery. This year-over-year decline in the refining segment performance was partially offset by improved retail and logistics segment results compared to the third quarter 2012.

During the third quarter 2013, net income was also negatively affected by approximately $4.0 million after-tax, or $0.07 per share primarily due to inventory mark-to-market adjustments and a combination of other costs related to acquisitions, a higher tax rate and costs associated with financing related activities.

Since the end of the third quarter 2013, market trends in the refining segment have gradually improved through October. The 5-3-2 Gulf Coast crack spread averaged $10.02 per barrel for the month of October, which included a high of $13.00 per barrel on October 30. This compares to an average of $7.71 per barrel in September, which included a low of $4.73 per barrel on September 9, 2013. In addition, the crude oil price discount between WTI Midland and WTI Cushing has widened to approximately $4.00 to $5.00 per barrel during late October, compared to levels that were near parity in the third quarter. There has also been a decline in the price for WTI Cushing gradually to below $100.00 per barrel in late October, compared to $105.94 per barrel in the third quarter 2013. Also, crude oil futures markets moved from backwardation to contango during October, which further lowers the price on the majority of crude purchased at the Company's refineries.

As of September 30, 2013, Delek US had a cash balance of $428.2 million and total debt of $369.0 million, resulting in net cash of $59.2 million. This compares to a net cash position of $155.9 million at June 30, 2013 with this change being primarily driven by cash used in investing activities. As of September 30, 2013, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $6.7 million and $161.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. The increase in debt at Delek Logistics from June 30, 2013, is primarily related to the purchase of logistics assets for $94.8 million from a subsidiary of Delek US on July 26, 2013.

In addition, Delek US' Board of Directors declared a regular quarterly cash dividend of $0.15 per share. This cash dividend is payable on December 17, 2013 to shareholders of record on November 26, 2013.

“While the refining environment was challenging in the third quarter, our refining segment did increase throughput levels compared to the prior year period. In addition our logistics segment performed well and we continued to unlock value with the first drop down to Delek Logistics in July. The retail segment also showed solid year-over-year improvement during the quarter,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US. “As we have entered the fourth quarter, market conditions have improved through October. Crude oil prices have declined to below $100 per barrel and the discount between WTI Midland and WTI Cushing has widened. Our refineries are well positioned to benefit from pipeline access to Midland sourced crude, which accounts for approximately 87,000 barrels per day out of our 140,000 barrels per day crude capacity. In addition, we have experienced an improvement in wholesale margins in our refining system. Finally, our balance sheet remains strong and provides flexibility to continue investing in our businesses and growing through acquisitions, while continuing to return value to our shareholders."
Refining Segment

Refining segment contribution margin was $38.7 million in the third quarter 2013, versus $186.6 million in the third quarter 2012. Contribution margin at the El Dorado refinery was $9.7 million in the third quarter 2013 compared to a contribution margin of $84.5 million in the third quarter 2012. At Tyler, the contribution margin was $25.7 million in the third quarter 2013 compared to $101.2 million in the prior-year-period.

A combination of several factors during the third quarter 2013 reduced performance on a year-over-year basis. First, the benchmark Gulf Coast 5-3-2 crack spread, which averaged $12.30 per barrel during the quarter, declined from an average of $29.96 during third quarter 2012. In addition, the crude oil futures market became backwardated during the third quarter 2013 compared to a market that was in contango during the third quarter 2012, which further increased the average crude oil price on a year-over-year basis at the refineries. Third, the quarterly average WTI crude oil price increased by approximately $12.00 per barrel from the second quarter 2013 to the third quarter 2013, versus a decline of approximately $1.50 per barrel between the second and third quarters of 2012. This increase was not matched by a corresponding increase in residual product prices thereby reducing margins, particularly in asphalt at El Dorado. Finally, a narrowing of the WTI Midland crude discount to WTI Cushing to an average of $0.28 per barrel in third quarter 2013 from an average of $1.74 per barrel in the prior-year-period was also a contributing factor to lower refining margins as well.

Tyler, Texas Refinery

Total throughput rates at the Tyler refinery were 63,880 barrels per day in the third quarter 2013, versus 60,589 barrels per day in the prior year period. Crude throughput of 60,585 barrels per day during the third quarter 2013 was similar to 60,092 barrels per day in the prior year period. Total volumes sold increased to 66,493 barrels per day in the third quarter 2013, compared to 62,467 barrels per day in the third quarter 2012.

Direct operating expense at Tyler was $26.6 million or $4.35 per barrel sold, in the third quarter 2013, versus $25.3 million, or $4.40 per barrel sold, in the third quarter 2012. On a year-over-year basis, this increase in operating expense was primarily due to variable costs associated with higher production, higher natural gas prices and maintenance related activities.

Tyler's refining margin was $8.56 per barrel sold in the third quarter 2013, compared to $22.01 per barrel sold for the same quarter last year. This decrease was primarily due to a lower Gulf Coast 5-3-2 crack spread, a backwardated crude oil futures market and a narrower WTI Midland discount as compared to the third quarter 2012.

El Dorado, Arkansas Refinery

Total throughput rates at the El Dorado refinery were 75,189 barrels per day in the third quarter 2013 compared to 69,757 barrels per day in the third quarter 2012. Net barrels sold, which exclude buy/sell activity, was

79,804 barrels per day in the third quarter 2013. This compares to net barrels sold of 69,491, excluding buy/sell activity, in the third quarter 2012.

The El Dorado refinery operated at 66,920 barrels per day of crude throughput during the quarter compared to 62,592 barrels per day of crude throughput in the third quarter 2012. During the second quarter 2012, a suspension of crude oil deliveries from a non-affiliated supplier's pipeline caused reduced throughput rates beginning May 1, 2012. This pipeline resumed operation in March 2013. The refinery processed approximately 2,000 barrels per day of intermediate products from the Tyler refinery and purchased approximately 8,300 barrels per day of crude supplied by rail during the third quarter 2013, including approximately, 4,200 barrels per day of heavy Canadian barrels. As crude supplied by rail economics became less attractive due to changing crude oil differentials, supply flexibility at El Dorado and increased access to Midland crude allowed the refinery to reduce rail supplied volumes in favor of more economically advantageous sources. As the discount between Canadian crude prices and WTI Cushing widened during October, economics improved for rail supplied crude to El Dorado.

Direct operating expense at the El Dorado refinery was $29.6 million, or $4.04 per net barrel sold compared to $25.5 million, or $3.98 per net barrel sold, during the third quarter of 2012. On a year-over-year basis, this increase in operating expense was primarily due to variable costs associated with higher production, increased natural gas prices and maintenance related activities.

El Dorado refining margin was $5.36 per net barrel sold in the third quarter 2013 compared to $17.20 per net barrel sold during the third quarter of 2012. This decrease was mainly due to the same factors discussed for the Tyler refinery and lower margins for asphalt. In addition, RINs reduced the margin at El Dorado during July and August as netbacks for gasoline declined due to market pressures associated with RINs in areas served by El Dorado. This market trend has improved as RIN prices declined through September and into October.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. While the logistics segment results include 100 percent of the performance of Delek Logistics, adjustments for the publicly-held minority interest are made on a consolidated basis. Delek Logistics commenced operations on November 7, 2012, and results prior to that date are presented on a predecessor basis.

Logistics segment contribution margin in the third quarter 2013 was $17.6 million. Year over year results benefited from higher volumes, the sale of renewable identification numbers (RINs) related to blending ethanol, the contribution from contracts associated with services provided to Delek US' refineries and fees generated from the Paline pipeline. The segment’s results also benefited from Delek Logistics’ acquisition of the product terminal and substantially all of the storage tanks at the Tyler, Texas refinery from a subsidiary of Delek US on July 26, 2013.

Retail Segment

Retail segment contribution margin was $16.6 million in the third quarter 2013, which compares to $11.0 million in the third quarter 2012. Higher fuel margins more than offset lower merchandise margins increasing results on a year-over-year basis. Fuel margin increased to 20.5 cents per gallon in the third quarter 2013 compared to 13.9 cents per gallon in the prior-year-period. During the third quarter 2013 wholesale fuel prices declined as retail fuel prices were more stable, increasing fuel margins on a year-over-year basis.

Merchandise margin was 27.6% in the third quarter 2013, compared to 28.6% in the prior-year-period. Operating expenses were $33.2 million in the third quarter 2013 compared to $33.9 million in the third quarter 2012.

At the conclusion of the third quarter 2013, the retail segment operated 362 locations, versus 372 locations at the end of the third quarter 2012. Six new large-format stores have opened during the first nine months of 2013 including one during the third quarter. An additional four to six large-format stores are expected to be opened during the fourth quarter of 2013.

Third Quarter 2013 Results | Conference Call Information

The Company will hold a conference call to discuss its third quarter 2013 results on November 7, 2013 at 9:00 a.m. Central Time. Investors may listen to the conference call live via webcast at www.DelekUS.com by clicking on the Investor Relations tab. Please register at least 15 minutes early to the call, and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 7, 2014 by dialing (855) 859-2056, passcode 80226424. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter earnings conference call held on November 6, 2013 and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 362 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(In millions, except share and per share data)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$428.2	$601.7
Accounts receivable	328.7	256.6
Inventory	619.7	477.6
Other current assets	32.2	23.8
Total current assets	1,408.8	1,359.7
Property, plant and equipment:
Property, plant and equipment	1,577.9	1,456.2
Less: accumulated depreciation	(386.6)	(332.0)
Property, plant and equipment, net	1,191.3	1,124.2
Goodwill	72.7	72.7
Other intangibles, net	13.5	16.7
Other non-current assets	61.9	50.4
Total assets	$2,748.2	$2,623.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$551.8	$568.8
Current portion of long-term debt and capital lease obligations	53.8	52.2
Obligation under Supply and Offtake Agreement	332.3	285.2
Accrued expenses and other current liabilities	142.1	92.9
Total current liabilities	1,080.0	999.1
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	315.2	310.0
Environmental liabilities, net of current portion	9.6	10.4
Asset retirement obligations	8.7	8.3
Deferred tax liabilities	170.2	183.2
Other non-current liabilities	23.7	34.7
Total non-current liabilities	527.4	546.6
Shareholders’ equity:
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,137,424 shares and 59,619,548 shares issued at September 30, 2013 and December 31, 2012, respectively	0.6	0.6
Additional paid-in capital	377.5	366.9
Accumulated other comprehensive income	4.0	0.4
Treasury stock, 1,000,000 shares, at cost	(37.9)	—
Retained earnings	612.0	531.4
Non-controlling interest in subsidiaries	184.6	178.7
Total shareholders’ equity	1,140.8	1,078.0
Total liabilities and shareholders’ equity	$2,748.2	$2,623.7

Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In millions, except share and per share data)
Net sales	$2,376.9	$2,237.6	$6,948.6	$6,542.2
Operating costs and expenses:
Cost of goods sold	2,219.9	1,944.9	6,282.6	5,781.0
Operating expenses	96.6	92.8	290.6	267.3
General and administrative expenses	27.0	23.0	87.7	74.7
Depreciation and amortization	20.6	20.6	64.2	61.2
Other operating income	(0.1)	(0.1)	(1.6)	(0.1)
Total operating costs and expenses	2,364.0	2,081.2	6,723.5	6,184.1
Operating income	12.9	156.4	225.1	358.1
Interest expense	9.6	11.2	28.0	35.9
Interest income	(0.1)	(0.1)	(0.3)	(0.1)
Other income, net	(0.1)	—	(6.8)	—
Total non-operating expenses	9.4	11.1	20.9	35.8
Income before income taxes	3.5	145.3	204.2	322.3
Income tax expense	0.5	50.8	68.1	113.8
Net income	3.0	94.5	136.1	208.5
Net income attributed to non-controlling interest	4.7	—	13.7	—
Net (loss) income attributable to Delek	$(1.7)	$94.5	$122.4	$208.5
Basic (loss) earnings per share	$(0.03)	$1.60	$2.07	$3.57
Diluted (loss) earnings per share	$(0.03)	$1.57	$2.04	$3.52
Weighted average common shares outstanding:
Basic	59,093,721	58,979,301	59,195,337	58,448,063
Diluted	59,727,244	60,146,933	60,097,637	59,275,861
Dividends declared per common share outstanding	$0.25	$0.1375	$0.70	$0.4025

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended September 30,
	2013	2012
Cash Flow Data
Cash flows provided by operating activities:	$33.1	$270.9
Cash flows used in investing activities:	(128.1)	(107.6)
Cash flows used in financing activities:	(78.5)	(71.4)
Net (decrease) increase in cash and cash equivalents	$(173.5)	$91.9

Delek US Holdings, Inc.
Segment Data
(In millions)
	Three Months Ended September 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,670.0	$484.1	$222.3	$0.5	$2,376.9
Intercompany fees and sales	136.8	—	21.0	(157.8)	—
Operating costs and expenses:
Cost of goods sold	1,710.6	434.3	218.2	(143.2)	2,219.9
Operating expenses	57.5	33.2	7.5	(1.6)	96.6
Segment contribution margin	$38.7	$16.6	$17.6	$(12.5)	60.4
General and administrative expenses					27.0
Depreciation and amortization					20.6
Other Operating Income					(0.1)
Operating income					$12.9
Total assets	$1,782.6	$437.4	$287.4	$240.8	$2,748.2
Capital spending (excluding business combinations)	$32.9	$9.5	$1.0	$9.4	$52.8

	Three Months Ended September 30, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,543.8	$495.5	$201.7	$(3.4)	$2,237.6
Intercompany fees and sales	34.8	—	6.5	(41.3)	—
Operating costs and expenses:
Cost of goods sold	1,341.2	450.6	192.6	(39.5)	1,944.9
Operating expenses	50.8	33.9	9.4	(1.3)	92.8
Segment contribution margin	$186.6	$11.0	$6.2	$(3.9)	199.9
General and administrative expenses					23.0
Depreciation and amortization					20.6
Other Operating Income					(0.1)
Operating income					$156.4
Total assets	$1,592.8	$421.2	$290.0	$(24.5)	$2,279.5
Capital spending (excluding business combinations)	$15.7	$6.4	$0.2	$7.5	$29.8

Delek US Holdings, Inc.
Segment Data
(In millions)
	Nine Months Ended September 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,889.7	$1,426.8	$631.2	$0.9	$6,948.6
Intercompany fees and sales	319.4	—	53.1	(372.5)	—
Operating costs and expenses:
Cost of goods sold	4,728.4	1,287.4	614.0	(347.2)	6,282.6
Operating expenses	171.0	98.9	23.1	(2.4)	290.6
Segment contribution margin	$309.7	$40.5	$47.2	$(22.0)	375.4
General and administrative expenses					87.7
Depreciation and amortization					64.2
Other Operating Income					(1.6)
Operating income					$225.1
Capital spending (excluding business combinations)	$68.8	$21.6	$3.3	$23.6	$117.3

	Nine Months Ended September 30, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,541.4	$1,427.3	$584.8	$(11.3)	$6,542.2
Intercompany fees and sales	126.6	—	17.7	(144.3)	—
Operating costs and expenses:
Cost of goods sold	4,072.6	1,294.8	561.2	(147.6)	5,781.0
Operating expenses	152.0	96.0	20.6	(1.3)	267.3
Segment contribution margin	$443.4	$36.5	$20.7	$(6.7)	493.9
General and administrative expenses					74.7
Depreciation and amortization					61.2
Other Operating Income					(0.1)
Operating income					$358.1
Capital spending (excluding business combinations)	$49.7	$17.6	$0.6	$12.3	$80.2

Refining Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Tyler Refinery
Days operated in period	92	92	273	274
Total sales volume (average barrels per day)(1)	66,493	62,467	65,045	59,329
Products manufactured (average barrels per day):
Gasoline	33,040	32,444	34,719	31,202
Diesel/Jet	25,547	22,849	24,744	21,538
Petrochemicals, LPG, NGLs	2,941	2,868	2,536	2,422
Other	1,739	2,007	1,889	1,980
Total production	63,267	60,168	63,888	57,142
Throughput (average barrels per day):
Crude oil	60,585	60,092	59,239	55,246
Other feedstocks	3,295	497	5,665	2,379
Total throughput	63,880	60,589	64,904	57,625
Per barrel of sales:
Tyler refining margin	$8.56	$22.01	$15.55	$20.71
Direct operating expenses	$4.35	$4.40	$4.54	$4.85

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
El Dorado Refinery
Days operated in period	92	92	273	274
Total sales volume (average barrels per day)(2)	79,804	69,491	75,589	74,910
Products manufactured (average barrels per day):
Gasoline	35,916	30,514	34,006	31,849
Diesel	28,301	27,484	26,800	27,832
Petrochemicals, LPG, NGLs	742	1,198	1,179	1,303
Asphalt	7,290	8,489	8,139	9,483
Other	944	(589)	952	928
Total production	73,193	67,096	71,076	71,395
Throughput (average barrels per day):
Crude oil	66,920	62,592	65,895	66,106
Other feedstocks	8,269	7,165	5,253	6,755
Total throughput	75,189	69,757	71,148	72,861
Per barrel of sales:
El Dorado refining margin	$5.36	$17.20	$9.39	$12.49
Direct operating expenses	$4.04	$3.98	$4.20	$3.56
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$105.94	$92.29	$98.21	$96.21
Mars crude oil (per barrel)	$104.92	$104.37	$104.45	$107.91
US Gulf Coast 5-3-2 crack spread (per barrel)	$12.30	$29.96	$19.55	$26.43
US Gulf Coast Unleaded Gasoline (per gallon)	$2.77	$2.87	$2.76	$2.87
Ultra low sulfur diesel (per gallon)	$3.02	$3.07	$2.99	$3.06
Natural gas (per MMBTU)	$3.55	$2.88	$3.69	$2.54

Logistics Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	47,675	44,492	47,331	46,989
Refined products pipelines to Enterprise Systems	52,301	42,862	47,691	44,495
SALA Gathering System	21,921	20,824	22,236	20,434
East Texas Crude Logistics System	10,148	58,652	24,104	54,164

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	61,698	58,708	55,988	55,875
West Texas marketing throughputs (average bpd)(4)	18,966	16,714	18,206	16,026
West Texas marketing margin per barrel	$1.63	$3.01	$2.41	$2.25
Terminalling throughputs (average bpd)(5)	74,024	15,465	73,996	73,157

Retail Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Number of stores (end of period)	362	372	362	372
Average number of stores	367	373	370	374
Retail fuel sales (thousands of gallons)	102,538	106,379	307,902	303,496
Retail fuel margin ($ per gallon)	$0.205	$0.139	$0.183	$0.148
Merchandise sales (in thousands)	$102,552	$100,020	$288,028	$287,777
Merchandise margin %	27.6%	28.6%	28.4%	29.2%
Change in same-store fuel gallons sold	(5.3)%	(0.8)%	0.1%	0.8%
Change in same-store merchandise sales	2.7%	0.5%	0.5%	4.0%

(1)
Sales volume includes 532 bpd and 1,745 bpd sold to the logistics segment during the three and nine months ended September 30, 2013 and 754 bpd and 554 bpd during the three and nine months ended September 30, 2012, respectively. Sales volume also includes sales of 2,047 bpd and 1,253 bpd during the three and nine months ended September 30, 2013 and 4,466 bpd and 2,979 bpd three and nine months ended September 30, 2012, respectively, of intermediate products.

(2)
Sales volume includes 9,466 bpd and 11,236 bpd and 1,920 bpd and 2,684 bpd, respectively, sold to the retail segment during the three and nine months ended September 30, 2013 and 2012. Sales volume excludes 19,750 bpd and 21,534 bpd of buy/sell activity during the three and nine months ended September 30, 2013 and 14,678 bpd and 9,234 bpd during the three and nine months ended September 30, 2012, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
The information presented includes the results of operations of our Predecessors. Prior to the completion of the Offering and the Tyler Acquisition, our Predecessors did not record all revenues for intercompany gathering, pipeline transportation, terminalling and storage services. Volumes for all periods presented include both affiliate and third-party throughput.

Contacts

Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870